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                                                                    Exhibit 10.6


                             SUBSCRIPTION AGREEMENT

            SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of June 2, 1999, by and among CENTURION INTERNATIONAL, INC., a Nebraska corporation (the "Company"), CORNERSTONE EQUITY INVESTORS IV, L.P., a Delaware limited partnership ("Cornerstone"), PRUDENTIAL PRIVATE EQUITY INVESTORS III, L.P., a Delaware limited partnership ("PPEI"), KUCK INVESTMENT PARTNERS, L.P., a Delaware limited partnership ("Kuck"), and James Anthony Boyle ("Boyle"), Michael McGinley ("McGinley"), and Peter Crowley ("Crowley" and, together with Boyle and McGinley, the "Investors").

            WHEREAS, the Company and the Investors desire to enter into an agreement that will provide for the acquisition by (i) Boyle of (A) 11,847 shares of the Company's Common Stock and (B) 1,500 shares of the Company's Series B Preferred, (ii) McGinley of 3,949 shares of Common Stock and 500 shares of Series B Preferred, and (iii) Crowley of 3,949 shares of Common Stock and 500 shares of Series B Preferred, in each case upon the terms and conditions set forth herein.

            WHEREAS, the execution and delivery of this Subscription Agreement by each of the Company and the Investors is a condition to the obligations of the parties to that certain Asset and Share Purchase Agreement, dated as of June 2, 1999, by and among Centurion International, Ltd., a company organized under the laws of England and Wales, and Sigma Wireless Technologies Ltd., a company organized under the laws of Ireland (the "Asset and Share Purchase Agreement").

            NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties hereto agree as follows:

            1. Definitions. As used herein, the following terms shall have the following meanings.

            "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            "Approved Sale" means the sale of the Company, in a single transaction or a series of related transactions, to a third party (which is not an Affiliate of the Approving Stockholders) (a) pursuant to which such third party proposes to acquire all or substantially all of the outstanding Common Stock (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Stock or otherwise) or all or substantially all of the consolidated assets of the Company, (b) which has been approved by the Board, holders of a majority of the outstanding Cornerstone Stockholder Shares and holders of a majority of the outstanding PPEI Stockholder Shares, voting together as a single class (the "Approving Stockholders"), (c) pursuant to which all holders of Common Stock receive with respect thereto (whether in such transaction or, with respect
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to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of Common Stock or, if any holders are given an option as to the form and amount of consideration to be received, all holders are given the same option, and (d) in connection with such transaction, no fee is being paid by the Company to Cornerstone or any of its Affiliates.

            "Board" means the Company's board of directors.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York or City of New York.

            "Common Stock" means the Company's Common Stock, par value $0.01 per share.

            "Company Shares" means all issued and outstanding shares of capital stock of the Company and all rights to acquire capital stock of the Company and all stock appreciation, phantom stock, profit, participation and similar rights with respect to the Company's capital stock of whatever nature.

            "Cornerstone Stockholder Shares" means all Stockholder Shares issued or issuable to Cornerstone and its Affiliates or otherwise acquired by such Persons.

            "Family Group" means, with respect to an individual holder of Investor Stock, such Person's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of, or any partnership, the only partners of which are, such Person and/or such Person's spouse, their respective ancestors and/or descendants (whether natural or adopted).

            "GAAP" means U.S. generally accepted accounting principles, as in effect from time to time and as adopted by the Company with the consent of its independent public accountants, consistently applied.

            "Governmental Entity" means individually, and "Government Entities" means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any Tribunal, in each case having jurisdiction over the Company or any of its Subsidiaries.

            "Initial Public Offering" means the initial underwritten public offering of the Company's Common Stock pursuant to a registration statement filed under the Securities Act with the Securities and Exchange Commission, which offering results in gross proceeds (before deducting underwriting discounts and expenses) to the Company and any selling Stockholder of at least $40,000,000.

            "Investor Stock" means all Company Shares acquired by the Investors hereunder and all Company Shares hereafter acquired by the Investors. Investor Stock will continue to be Investor Stock in the hands of any holder other than the Investors, including all transferees of the Investors (except for the Company and Cornerstone), and except as otherwise provided herein, each such other holder of Investor Stock will succeed to all rights and obligations attributable to the Investors as a


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holder of Investor Stock hereunder. Investor Stock will also include shares of the Company's capital stock issued with respect to Investor Stock by way of a stock split, stock dividend or other recapitalization.

            "Other Stockholders" means, with respect to a Stockholder, all Stockholders other than such Stockholder.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

            "Prime Rate" means, for any day, a fluctuating rate of interest per annum equal to the sum of (x) the prime rate of interest announced by Citibank N.A. from time to time, changing when and as said prime rate changes, plus (y) 2.0% per annum.

            "PPEI Stockholder Shares " means all Stockholder Shares issued or issuable to PPEI and its Affiliates or otherwise acquired by such Persons.

            "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

            "Put Price" means, with respect to each share of Common Stock, the Common Stock Share Price.

            "Recapitalization Agreement" means the Recapitalization Agreement, dated as of April 18, 1997 by and among the Company, Cornerstone, PPEI, Kuck, Lance J. Kuck, Scott M. Kuck and P. Jackson Bell.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended from time to time.

            "Series A Preferred Stock" means the Company's Series A Convertible Preferred Stock, par value $0.01 per share.

            "Series B Preferred" means the Company's Series B Redeemable Preferred Stock, par value $0.01 per share.

            "Stock Option Plan" means the Centurion International, Inc. 1997 Stock Option Plan as in effect from time to time.

            "Stockholder" means any party to the Stockholders Agreement or this Agreement, the Permitted Transferees of any such party, and any other Person who becomes a party to the Stockholders Agreement or this Agreement.


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            "Stockholder Shares" means (i) any Common Stock held by the
Stockholders, including without limitation any Common Stock issued upon conversion of the Series A Preferred Stock, and (ii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of an Initial Public Offering. For purposes of this Agreement, a Person will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire directly or indirectly such Stockholder Shares (upon conversion or exercise in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

            "Stockholders Agreement" means the Stockholders Agreement, dated as of April 18, 1997, by and among the Company, Cornerstone, PPEI, Kuck, and certain other Persons signatory thereto.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

            "Tribunal" means any government, arbitration panel, court or governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village, municipality or other Governmental Entity, whether now or hereafter constituted and/or existing.

            2. Purchase and Sale of Investor Stock.

            (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place upon satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby or such other date as the parties hereto may mutually determine (the "Closing Date"). On the Closing Date, (i) each of Boyle, McGinley, and Crowley will purchase, and the Company will sell (A) 11,847, 3,949, and 3,949 shares of Common Stock, respectively, at a price of $88.63 per share (the "Common Stock Share Price") and (B) 1,500 and 500 shares of Series B Preferred, respectively, at a price of $100 per share, and (ii) the Company will deliver to each Investor certificates representing such shares, and


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each of Boyle, McGinley, and Crowley will deliver to the Company a check or wire transfer of immediately available funds in the aggregate amount of $1,199,999.61, $399,999.87, and $399,999.87, respectively (each, the "Investor
Purchase Price")

            (b) In connection with the purchase and sale of the Investor Stock hereunder, each Investor represents and warrants to the Company that:

                  (i) The Investor Stock to be issued to such Investor pursuant to this Agreement will be acquired for such Investor's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and such Investor's Investor Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

                  (ii) Such Investor has not retained a finder, broker, financial advisor or other intermediary who is to be paid a commission, fee or other remuneration for soliciting such Investor to purchase the Investor Stock.

                  (iii) Such Investor is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Investor Stock and has determined that such investment in the Investor Stock is suitable for such Investor, based upon such Investor's financial situation and needs, as well as such Investor's other securities holdings.

                  (iv) Such Investor:

                        (A) has not filed a registration statement which is the subject of a currently effective registration stop order entered pursuant to any state's securities laws within the last five years;

                        (B) has not been convicted within the last five years of any felony or misdemeanor in connection with the offer, purchase or sale of any security or any felony involving fraud or deceit, including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny or conspiracy to defraud;

                        (C) is not currently subject to any state administrative enforcement order or judgment entered by the state securities administrator within the last five years or subject to any state's administrative enforcement order or judgment in which fraud or deceit, including, but not limited to, making untrue statements of material facts and omitting to state material facts, was found and the order or judgment was entered within the last five years;

                        (D) is not subject to any state's administrative enforcement order or judgment which prohibits, denies or revokes the use of any exemption from registration in connection with the offer, purchase or sale of securities; or

                        (E) is not currently subject to any order, judgment or decree of any court of competent jurisdiction, entered within the last five years, temporarily or preliminarily restraining or enjoining such party from engaging in or continuing any conduct or practice in


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connection with the purchase or sale of any security or involving the making of any false filing with the state.

                  (v) Such Investor is able to bear the economic risk of such Investor's investment in the Investor Stock for an indefinite period of time and the Investor understands that the Investor Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

                  (vi) Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Investor Stock.

                  (vii) Such Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Investor does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Investor is a party or any judgment, order or decree to which the Investor is subject.

            (c) In connection with the purchase and sale of the Investor Stock hereunder, the Company represents and warrants to each Investor that:

                  (i) Corporate Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and any other agreements contemplated hereby and perform its obligations hereunder and thereunder. The Company and each of its Subsidiaries has the requisite power and authority to own all of the properties owned by it and to conduct its business as now being conducted.

                  (ii) Authorization. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

                  (iii) No Violation. The Company is not subject to or obligated under its articles of incorporation, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

                  (iv) Financial Statements. The audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 (including the notes thereto), and the unaudited consolidated balance sheet and


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statement of income, changes in stockholders' equity and cash flow of the
Company and its Subsidiaries as of and for the three month period ended March 31, 1999, copies of which have been delivered by the Company to the Investors, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods.

                  (v) Capitalization. Immediately following the consummation of the transactions contemplated hereby, the authorized capital stock of the Company shall consist of (i) 1,063,830 shares of Common Stock, of which 819,745 shares shall be issued and outstanding, (ii) 160,000 shares of Series A Preferred, of which 160,000 shares shall be issued and outstanding, and (iii) 90,000 shares of Series B Preferred, of which 87,500 shares shall be issued and outstanding. As of immediately following the consummation of the transactions contemplated hereby, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable. After giving effect to the consummation of the transactions contemplated by this Agreement, the only shares of capital stock of the Company issued and outstanding, reserved for issuance or committed to be issued will be:

                        (A) 819,745 outstanding shares of Common Stock;

                        (B) 160,000 shares of Series A Preferred, which shares are convertible into 160,000 shares of Common Stock;

                        (C) 87,500 outstanding shares of Series B Preferred;

                        (D) 160,000 shares of Common Stock reserved for issuance upon the conversion of the Series A Preferred; and

                        (E) 63,830 shares of Common Stock reserved for issuance under the Company's stock option plans, pursuant to which options to purchase 41,250 shares of Common Stock are outstanding.

Except as set forth above, there are no outstanding rights, options, warrants or other agreements binding upon the Company for the issuance of any shares of its capital stock. The Company has no stock appreciation rights, phantom stock plan or similar rights outstanding.

                  (vi) Investor Stock. The Investor Stock has been duly and validly authorized and upon issuance thereof pursuant to the terms of this Agreement will be duly and validly issued, fully paid and non-assessable.

            (d) In connection with the purchase and sale of the Investor Stock hereunder, each of Cornerstone, PPEI and Kuck represents and warrants to each Investor that:

                  (i) Authorization. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by such Person and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all


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requisite corporate, limited partnership or other action on the part of such
Person, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby constitute valid and binding obligations of such Person, enforceable in accordance with their terms.

                  (ii) No Violation. Such Person is not subject to or obligated under its articles of incorporation or other organizational documents (if any), any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

            (e) The obligation of the Company to consummate the transactions to be performed by it hereunder is subject to satisfaction of the following condition: the representations and warranties of the Investors set forth in
Section 2(b) above shall be true and correct in all material respects at and as of the Closing Date.

            (f) The obligation of each Investor to consummate the transactions to be performed by it hereunder is subject to satisfaction of the following conditions: the representations and warranties of (i) the Company set forth in
Section 2(c) above shall be true and correct in all material respects (except the representations and warranties of the Company set forth in Section 2(c)(v) above, which shall be true and correct in all respects) at and as of the Closing Date and (ii) each of Cornerstone, PPEI and Kuck set forth in Section 2(d) above shall be true and correct in all material respects at and as of the Closing Date.

            (g) The obligations of the parties hereto to consummate the transactions contemplated under the terms and conditions of this Agreement are subject to satisfaction of the following condition: the simultaneous closing of
(i) the transactions contemplated under the terms and conditions of the Asset Purchase Agreement (the "Asset Purchase Closing") and (ii) the Closing. Each Investor acknowledges that (x) such Investor shall pay the Investor Purchase Price to the Company prior to or simultaneously with the Asset Purchase Closing and (y) the failure of the Asset Purchase Closing and the Closing to occur simultaneously shall relieve the Company of any obligations it may have under the terms and conditions of the Asset Purchase Agreement.

            3. Restrictions on Transfer of Investor Stock.

            (a) Tag Along Rights. Subject to Section 3(d), at least 15 days prior to any sale, transfer, assignment, pledge or other disposal (a "Transfer") of any Company Shares by a Stockholder (other than any Investor) making such a Transfer (the "Transferring Stockholder"), the Transferring Stockholder shall deliver a written notice (the "Sale Notice") to the Company and the Other Stockholders, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 10 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, each of the Transferring Stockholder and such Other Stockholders shall be entitled to sell


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in the contemplated Transfer, at the same price and on the same terms, a number of Company Shares of any series or class equal to the product of (i) the quotient determined by dividing the percentage of Company Shares of such series or class owned by such holder of Stockholder Shares by the aggregate percentage of Company Shares of such series or class owned by the Transferring Stockholder and the Other Stockholders participating in such Transfer and (ii) the aggregate number of Company Shares of such series or class to be sold in the contemplated Transfer.

            (b) First Offer Rights. Subject to Sections 3(c) and 3(d), at least 20 days prior to any Transfer of shares of Investor Stock by any Investor or any of his Permitted Transferees (other than a Transfer pursuant to Section 3(a)), such Person making such Transfer (the "Offering Stockholder") shall deliver a written notice (the "Transfer Notice") to the Company, Kuck, PPEI and Cornerstone specifying in reasonable detail the number of shares proposed to be Transferred, the proposed purchase price (which shall be payable solely in cash) and the other terms and conditions of the Transfer. The Company may elect to purchase all (but not less than all) of the shares of Investor Stock to be Transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Offering Stockholder within 10 days after the Transfer Notice has been delivered to the Company. If the Company has not elected to purchase all of the shares of Investor Stock to be Transferred, Cornerstone, PPEI and Kuck may elect to purchase all (but not less than all) of the shares of Investor Stock to be Transferred on a pro rata basis (the determination of which shall be consistent with the methodology set forth in Section 3(a) above) upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Offering Stockholder within 20 days after the Transfer Notice has been given to Cornerstone, PPEI and Kuck (the "Option Period"). If neither the Company nor Cornerstone nor PPEI nor Kuck elects to purchase all of the shares of Investor Stock specified in the Transfer Notice, then the Offering Stockholder may Transfer the shares of Investor Stock specified in the Transfer Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice during the 60-day period immediately following the expiration of the Option Period. Any shares of Investor Stock not Transferred within such 60-day period will be subject to the provisions of this
Section 3(b) upon subsequent Transfer.

            (c) Permitted Transfers. The restrictions contained in Section 3(b) shall not apply with respect to any Transfer of shares of Investor Stock by any Investor to any other Investor or pursuant to applicable laws of descent and distribution or to any member of such Investor's Family Group; provided, that the restrictions contained in this Section 3 shall continue to be applicable to such shares of Investor Stock after any such Transfer; and provided further, that the transferees of such shares of Investor Stock pursuant to this Section 3(c) shall have agreed in writing to be bound by the provisions of this Agreement which affect the shares of Investor Stock so Transferred by executing a joinder in the form substantially attached hereto as Exhibit A. All transferees permitted under this Section 3(c) are collectively referred to herein as "Permitted Transferees."

            (d) Termination of Restrictions. The rights and restrictions set forth in this Section 3 shall continue with respect to each share of Investor Stock until the earlier of (i) the Transfer of such share of Investor Stock in a Public Sale or an Approved Sale, or (ii) the consummation of an Initial Public Offering.


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            (e) The foregoing restrictions on Transfer shall not apply in the event of an Approved Sale consummated pursuant to Section 4 below.

                  4. Sale of the Company.

            (a) In the event that an Approved Sale is proposed (a "Proposed Sale"):

                  (i) The Company shall provide a written notice (the "Approved Sale Notice") of such Proposed Sale to each holder of Investor Stock not later than the twentieth (20th) Business Day prior to the consummation of the Proposed Sale. The Approved Sale Notice shall contain written notice of the Proposed Sale, setting forth the consideration per share to be paid by the third party or parties (the "Approved Sale Share Price") and the other material terms and conditions of the Proposed Sale. Subject to Section 4(e), within fifteen (15) Business Days following the date the Approved Sale Notice is given, each holder of Investor Stock shall deliver to the Company (A) the certificate or certificates or other documents evidencing all Investor Stock owned or held by such Person duly endorsed in blank or accompanied by written instruments of Transfer in form satisfactory to the Company, executed by such Person, and (B) a special irrevocable power-of-attorney authorizing the Company, on behalf of such Person, to sell or otherwise dispose of such Investor Stock pursuant to this
Section 4 and to take all such actions as shall be necessary or appropriate on behalf of all of the Stockholders in order to consummate such sale or disposition in accordance with the terms and conditions contained in the Approved Sale Notice.

                  (ii) Within two (2) Business Days after the consummation of the Approved Sale, the Company shall remit to each holder of Investor Stock the aggregate sales price of the Investor Stock of such Person sold pursuant thereto (less a pro rata portion of the out-of-pocket expenses (including, without limitation, reasonable legal expenses) incurred by the Company in connection with such sale).

                  (iii) If, at the end of the one hundred and twenty (120) day period following the giving of the Approved Sale Notice, the Company shall not have completed the Proposed Sale, the Company shall return to each holder of Investor Stock all certificates or other documents evidencing the Investor Stock that such Person delivered for sale pursuant to this Section 4 and such Person's related power-of-attorney.

                  (iv) Except as expressly provided in this Section 4, the Company shall have no obligation to any holder of Investor Stock with respect to the sale of any Investor Stock owned by such Person in connection with this
Section 4. Anything herein to the contrary notwithstanding, neither the Company nor the holders of Cornerstone Stockholder Shares shall have any obligation to any holder of Investor Stock to sell or otherwise dispose of the Investor Stock of any Person pursuant to this Section 4 or as a result of any decision by the Company or the holders of Cornerstone Stockholder Shares, as applicable, not to accept or consummate any Proposed Sale of the Company or securities of the Company (it being understood that any and all such decisions shall be made by the Company or the holders of Cornerstone Stockholder Shares, as applicable, in such Person's sole discretion). No holder of Investor Stock shall be entitled to make any sale of Investor Stock directly to any third party pursuant to an Approved Sale (it being understood that all such sales shall be made only on the terms and pursuant to the procedures set forth in this Section 4).


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            (b) In the event of an Approved Sale, each holder of Investor Stock will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged and (ii) waive any dissenter's rights and other similar rights. Each holder of Investor Stock will take all necessary and desirable actions as directed by the Board and the Approving Stockholders in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights; provided, that any indemnification payment required to be made by each Investor hereunder shall not exceed, either individually or in the aggregate, the total consideration received by such Investor in connection with the consummation of any Approved Sale. Each holder of Investor Stock shall be required to make indemnification payments in connection with any Approved Sale only to the extent that the amount required to be paid by such holder of Investor Stock is proportionate to the proportion of the total consideration received by all holders of Stockholder Shares, compared to the consideration actually received by such holder of Investor Stock; provided, that any indemnification payment required to be made by each Investor hereunder shall not exceed, either individually or in the aggregate, the total consideration received by such Investor in connection with the consummation of any Approved Sale.

            (c) All holders of Investor Stock will bear their pro rata share (based upon the number of shares sold) of the reasonable out-of-pocket costs of any sale of Company Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling holders of Stockholder Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by any holder of Investor Stock on its own behalf will not be considered costs of the transaction hereunder.

            (d) This Section 4 shall terminate automatically upon the consummation of an Initial Public Offering.

            (e) The provisions of this Section 4 shall not be applicable to any Investor who exercises his put rights under Section 9 hereof in connection with such Approved Sale.

            5. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any shares of Investor Stock in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

            6. Stockholders' Rights of First Refusal on Company's Issuance of Equity Equivalents. (a) If at any time the Company wishes to issue any equity securities or any options, warrants or other rights to acquire equity securities (collectively, the "Equity Equivalents") to any Person or Persons, the Company shall promptly deliver a notice of intention to sell (the "Company's Notice of Intention to Sell") to each Stockholder setting forth a description of the Equity Equivalents to be sold and the proposed purchase price and terms of sale. Upon receipt of the Company's Notice of Intention to Sell, each Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, a number of the Equity Equivalents equal to such Stockholder's aggregate proportionate ownership of Common Stock and rights to acquire Common Stock (calculated on a fully-diluted basis assuming all holders of then outstanding warrants, options and convertible securities of the Company had converted such securities or exercised such warrants or options immediately prior to the taking of the record of the holders of Common Stock for the purpose of determining whether they are entitled to receive such offer) held by all Stockholders multiplied by the number of Equity Equivalents to be issued. Such election is to be made by the electing Stockholder by written notice to the Company within ten (10) days after receipt by such Stockholder of the Company's Notice of Intention to Sell (the "Acceptance Period for Equity Equivalents"). Each Stockholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above, any remaining Equity Equivalents not purchased by other Stockholders, in which case the Stockholders exercising such further option shall be deemed to have elected to purchase such remaining Equity Equivalents on such pro rata basis as described above (provided that the denominator used to determine pro rata ownership shall be the number of shares of Common Stock, determined on a fully diluted basis, held by all holders exercising such further option). In the event that the Equity Equivalents to be issued at any time as contemplated by this Section 6 are either voting securities of the Company or securities which are convertible, exercisable or otherwise exchangeable for voting securities of the Company and for any reason one or more of the Stockholders determines in its sole discretion that it would be detrimental to such Stockholder or its affiliates to purchase such securities as provided for hereby, then the Company shall make available to any such Stockholder an amount of alternative securities equal to the amount of such Equity Equivalents as such Stockholder is entitled to purchase pursuant to the terms hereof which are identical to such Equity Equivalents in all respects except for the fact that such alternate securities shall be non-voting securities or convertible, exercisable or otherwise exchangeable for non-voting securities (the "Alternative Securities").

            (b) If effective acceptance shall not be received pursuant to paragraph (a) above in respect of all the Equity Equivalents or Alternative Securities, then the Company may, at its election, during a period of one hundred and twenty (120) days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another person at a price and upon terms not more favorable to such person than those stated in the Company's Notice of Intention to Sell; provided, however, that failure by a Stockholder to exercise its option to purchase with respect to one offering, sale and issuance of Equity Equivalents shall not affect its option to purchase Equity Equivalents or rights to acquire Equity Equivalents in any subsequent offering, sale and purchase. In the event the Company has not sold the Equity Equivalents, or entered into a binding agreement to sell the Equity Equivalents, within such one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Stockholder in the manner provided in Section 6(a) hereof.

            (c) If a Stockholder gives the Company notice, pursuant to the provisions of this Section 6, that such Stockholder desires to purchase any of the Equity Equivalents or Alternative Securities, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company within ten (10) days after giving the Company such notice, or, if later, the closing date as mutually agreed between the Company and such Stockholder for the sale of such Equity Equivalents or Alternative Securities. In the event that any such proposed issuance is for a consideration other than cash, such Stockholders will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board to constitute the fair value of such consideration other than cash to be paid per share or other unit.

            (d) The right of first refusal contained in this Section 6 shall not apply to (i) the issuance of shares of Common Stock as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) the issuance of shares of Common Stock upon conversion of any shares of convertible securities (including, without limitation, the Series A Preferred Stock); (iii) the issuance of shares of Common Stock, or the grant of options, warrants or rights to subscribe for shares of Common Stock, to officers, directors and other employees of the Company and to consultants to the Company pursuant to stock options to purchase up to 63,830 shares of Common Stock that are issued pursuant to the Stock Option Plan or such other options that are granted to such persons and that are approved by a majority of the entire Board (in each case, as such number of shares may be adjusted from time to time in accordance with the terms of the Stock Option Plan or agreements evidencing grants thereunder); or (iv) the issuance of Common Stock pursuant to any under-written public offering.

            7. Transfer of Investor Stock.

            (a) Shares of Investor Stock are transferable only pursuant to (i) public offerings registered under the Securities Act, and (ii) subject to the provisions of Section 3 and Section 4 above, Rule 144 or Rule 144A (or any similar rule or rules then in effect) of the SEC if such rule is available, and
(iii) subject to Section 3, Section 4 and Section 7(b) below, any other legally available means of Transfer.

            (b) In connection with the Transfer of any shares of Investor Stock other than a Transfer described in clause (i) or (ii) of Section 7(a) above, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of shares of Investor Stock may be effected without registration of such shares of Investor Stock under the Securities Act. In addition, if the holder of the shares of Investor Stock delivers to the Company an opinion of counsel that no subsequent Transfer of such shares of Investor Stock shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such shares of Investor Stock which do not bear the legend set forth in Section 7 below. If the Company is not required to deliver new certificates for such shares of Investor Stock not bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 7 below.

            (c) Upon the request of a holder of Investor Stock, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A or Rule 144 (or any similar rule or rules then in effect) of the SEC.

            (d) Upon the request of any holder of Investor Stock, the Company shall remove the legend set forth in Section 10 below from the certificates for such holder's shares of Investor Stock; provided, that such shares of Investor Stock are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) of the SEC.

            8. Deliveries. The Company shall furnish to each Investor, for so long as such Investor holds any Stockholder Shares:

            (a) Financial Information. (i) Within 30 days after the end of the second fiscal quarter of each fiscal year, a copy of the consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the period then ended, prepared in accordance with GAAP (subject to normal year-end adjustments and the exclusion of such footnotes as may be required in accordance with GAAP), and accompanied by comparisons to the Company's annual budget and to the corresponding periods in the preceding fiscal year.

                  (ii) Within 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the period then ended, setting forth in comparative form in each case the consolidated figures for the previous fiscal year-end, which financial statements shall be prepared in accordance with GAAP and certified without qualification by Ernst & Young, L.L.P. or any other "big-six" accounting firm selected by the Company.

                  (iii) Not later than the commencement of each fiscal year, an annual business plan, including a budget and detailed financial projections for the Company, for such fiscal year, together with underlying assumptions thereto.

            (b) Notices to Stockholders. Promptly after the furnishing thereof, copies of any report, letter, notice, statement or other information furnished by the Company to the Stockholders.

            (c) Other Information. With reasonable promptness, such other data and information as from time to time may be reasonably requested by any Investor.

            8A. Inspection Rights. Each Investor shall have reasonable access to the Company's and each Subsidiary's books and records, and other documents and data of the Company and each Subsidiary, and any such Investor may, at its own expense, make copies of all such books and records, and other documents and data. Without limiting the rights of each Investor as provided in this Section 8A, the Investor shall use reasonable efforts to coordinate their inspection so as not to burden unreasonably the Company or any Subsidiary.

            9. Put Arrangements.

            (a) If (x) the Company shall not have consummated an Initial Public Offering by the third anniversary of the date hereof (such date, the "Third Anniversary") or (y) the Company consummates an Approved Sale or consummates a public offering or liquidates, each Investor shall have the right within ninety
(90) days following the Third Anniversary or prior to or simultaneously with the closing of the Approved Sale, public offering, or liquidation (the "Put Period"), to require the Company to repurchase all or any portion of the Common Stock held by such Investor at the Put Price (the "Put") by delivering written notice to the Company specifying the number of shares of

Common Stock to be repurchased by the Company (the "Put Notice"). The right to exercise the Put shall inure to the benefit of all Transferees of Investor Stock (other than transferees in a Public Sale).

            (b) Within ten (10) Business Days after an Investor delivers a Put Notice to the Company, the Company shall purchase and such Investor (the "Selling Investor") shall sell the number of shares of Common Stock specified in the Put Notice at a mutually agreeable time and place (the "Put Closing").

            (c) At the Put Closing, the Selling Investor shall deliver to the Company certificates representing the shares of Common Stock to be repurchased by the Company free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment, and the Company shall deliver to the Selling Investor the Put Price by cashier's or certified check payable to the Selling Investor or by wire transfer of immediately available funds to an account designated by the Selling Investor; provided, that if and to the extent any such purchase for cash is prohibited by (x) the provisions of applicable state law or (y) the terms and conditions of the Company's financing agreements with its primary lender such that the Put Closing would cause a default under the terms and conditions of such financing agreements, the amount of the Put Price which is not able to be paid in cash shall be paid for by the issuance of subordinated promissory notes with a maturity of ten years and bearing interest on the unpaid principal amount of such notes at a rate equal to the Prime Rate, in each case subject to the terms and conditions of the Company's financing agreements; provided, further, that the Selling Investor shall be entitled to rescind any portion of the exercised Put if any portion of the Put Price would be payable by a subordinated promissory note; and provided further, that the Company shall use its reasonable best efforts to arrange alternate financing in order to pay the Put Price in cash and will give the Investor notice at such time as alternate financing has been arranged. Notwithstanding any limitation contained herein on the period during which an Investor may exercise the Put, in the event a Selling Investor rescinds any portion of the exercised Put pursuant to the foregoing sentence of this Section 9(c) (a "Put Recission"), such Selling Investor shall be entitled to exercise the Put at any time following a Put Recission in accordance with the terms and conditions of this Section 9.

            9A. Negative Covenants. Without the prior written approval of the holder or holders of a majority of the shares of Investor Stock then outstanding, the Company will not:

                  (i) declare or pay any dividends, or make any distributions, upon the Common Stock;

                  (ii) redeem, purchase or otherwise acquire any of the Common Stock, except for redemptions, purchases or acquisitions of Common Stock held by members of management of the Company in connection with the death, disability or termination of employment of any such Persons;

                  (iii) enter into (directly or indirectly), or permit any Subsidiary to enter into, any transaction with any officer, director or stockholder of the Company, any of their respective Affiliates, or any entity in which any officer, director or stockholder of the Company or any of their respective Affiliates may have an interest on terms less favorable than the Company could obtain in a transaction with an unrelated party; or

                  (iv) become subject to, or permit any of its Subsidiaries to become subject to, any agreement or instrument, which by its terms would materially restrict the Company's right to perform any of its obligations pursuant to the terms of this Agreement.

            10. Legend. The certificates representing the Investor Stock will bear the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF JUNE 2, 1999, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SUBSCRIPTION AGREEMENT DATED AS OF JUNE 2, 1999, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OTHER PERSONS SIGNATORY THERETO. A COPY OF SUCH SUBSCRIPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

The legend set forth above shall be removed from the certificates evidencing any shares which cease to be shares of Investor Stock.

            11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

            To the Company:

                  Centurion International, Inc.
                  3425 North 44th Street
                  Lincoln, Nebraska  68504
                  Attention:  Gary L. Kuck, President
                  Fax No.:    (402) 467-4528

                  With copies to:

                  Cornerstone, L.L.C.
                  717 Fifth Avenue
                  Suite 1100
                  New York, New York  10022
                  Attention:  Mark Rossi
                              Robert Getz
                  Fax No.:    (212) 826-6798

                  and:

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, New York  10022-4675
                  Attention:  Frederick Tanne, Esq.
                  Fax No.:    (212) 446-4900

            To the Investors:

                  c/o Sigma Wireless Technologies Ltd.
                  McKee Avenue
                  Finglas, Dublin 11
                  Ireland
                  Attention:  Peter Crowley

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

            12. Miscellaneous.

            (a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            (c) Complete Agreement. This Agreement and the other documents of even date herewith which have been executed by the Company and the Investors embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including subsequent holders of Investor Stock); provided, that the rights and obligations of the Investors under this Agreement shall not be assignable except in connection with a permitted Transfer of Investor Stock hereunder.

            (f) GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            (g) Remedies. Each of the parties to this Agreement (including Cornerstone) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            (h) Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

            (i) Amendment and Waiver. (i) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Investors unless such modification, amendment or waiver is approved in writing by the Company or the holders of not less than 51% of the Investor Stock, respectively. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  (ii) The Company shall not amend, modify or waive any of the terms of the Series B Preferred contained in the Company's Articles of Incorporation without the consent of the Investors if any such amendment, modification or waiver (x) adversely affects the Investors and (y) is prejudicial to such Investors relative to the Stockholders.


                               *   *   *   *   *

            IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first written above.



                                 CENTURION INTERNATIONAL, INC.


                                 By:   /s/ Gary L. Kuck
                                       ____________________________________
                                       Name:  Gary L. Kuck
                                       Title: President

                                 /s/ James Anthony Boyle
                                 __________________________________________
                                 James Anthony Boyle


                                 /s/ Michael McGinley
                                 __________________________________________
                                 Michael McGinley


                                 /s/ Peter Crowley
                                 __________________________________________
                                 Peter Crowley



ACKNOWLEDGED AND AGREED:

CORNERSTONE EQUITY INVESTORS IV, L.P.

By:   Cornerstone IV, L.L.C.
Its:  General Partner


By:   /s/ Robert H. Getz
      _______________________________________
      Name:  Robert H. Getz
      Title: Managing Director

PRUDENTIAL PRIVATE EQUITY INVESTORS III, L.P.


By:   Prudential Equity Investors, Inc.
Its:  General Partner

By:   Cornerstone Equity Investors, L.L.C.
Its:  Investment Advisor


By:   /s/ Robert H. Getz
      -----------------------------
Its:  Managing Director


KUCK INVESTMENT PARTNERS, L.P.


By:   /s/ Gary L. Kuck
      -----------------------------
Name: Gary L. Kuck
Title:Managing Agent

                                    EXHIBIT A

                               FORM OF JOINDER TO
                             SUBSCRIPTION AGREEMENT

            THIS JOINDER to the Subscription Agreement, dated as of May __, 1999 by and among Centurion International, Inc., a Delaware corporation (the "Company"), and James Anthony Boyle ("Boyle"), Michael McGinley ("McGinley"), and Peter Crowley ("Crowley" and, together with Boyle and McGinley, the "Investors") (the "Agreement"), is made and entered into as of _________ by and between the Company and _________________ ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

            WHEREAS, Holder has acquired certain shares of Common Stock ("Holder Stock"), and the Agreement and the Company requires Holder, as a holder of Common Stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

            NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

            1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a holder of Investor Stock for all purposes thereof. In addition, Holder hereby agrees that all Common Stock held by Holder shall be deemed Investor Stock for all purposes of the Agreement.

            2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

            3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

            4. Notices. For purposes of Section 11 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                        [Name]
                        [Address]
                        [Facsimile Number]

            5. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF

LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                               *   *   *   *   *

            IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                CENTURION INTERNATIONAL, INC.


                                By: /s/
                                   ------------------------------
                                Name:
                                Title:


                                [HOLDER]


                                By: /s/
                                    ------------------------------




KNOWLEDGED AND AGREED:

CORNERSTONE EQUITY INVESTORS IV, L.P.

By:   Cornerstone IV, L.L.C.
Its:  General Partner


By: /s/
    ------------------------------
    Name:
    Title: